Exhibit 10.1

MidCap Financial SBIC, LP
7255 Woodmont Ave., Suite 200
Bethesda, Maryland 20814

March 1, 2013

VIA FAX AND ELECTRONIC MAIL

Polymedix, Inc.

170 Radnor Chester Road

Suite 300

Radnor, Pennsylvania 19087

Attn: Mr. Edward Smith

Re:       Loans by MidCap Financial SBIC, LP (“MCF”), as Agent for the Lenders (in such capacity, together with its successors and assigns, “Agent”), the other Lenders party to the Loan Agreement (together with MCF, the “Lenders”), to Polymedix, Inc., a Delaware corporation and Polymedix Pharmaceuticals, Inc., a Delaware corporation individually and collectively referred to herein as “Borrower”).

Dear Mr. Smith:

Reference is made to that certain to that certain Loan and Security Agreement, dated as of April 5, 2012 by and among Borrower, Agent and Lenders (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), pursuant to which the Lenders have made certain loans and other financial accommodations to Borrower.  Reference further is made to that certain Second Amendment to Loan and Security Agreement, dated as of January 16, 2013 by and among Borrower, Agent and Lenders (the “Second Amendment”).  Capitalized terms used but not defined herein shall have the meaning set forth in the Second Amendment.

Pursuant to the Second Amendment, Agent and Lenders agreed to make certain accommodations to Borrower (as described more fully in the Second Amendment) on the terms and conditions set forth therein during a Fundraising Period ending on March 2, 2013 (referred to in the Second Amendment as the “Fundraising Termination Date”).  Borrower has requested an extension of the Fundraising Period and the Fundraising Termination Date until April 1, 2013.

Agent and Lenders hereby extend the Fundraising Period and the Fundraising Termination Date until April 1, 2013.  Each Borrower hereby acknowledges and agrees that, pursuant to the terms of the Second Amendment, Agent and Lenders are under no obligation to further extend the Fundraising Period.  Each Borrower further reaffirms the terms of the Second Amendment, including without limitation the terms of Section 4 of the Second Amendment.  Borrower, Agent and Lenders have reviewed Borrower’s most recent financial statements and projections, and each hereby acknowledges and agrees that no automatic Event of Default under Section 8.5(a) of the Loan Agreement has occurred.  Agent and Lenders further agree that no automatic Event of Default under Section 8.5(a) of the Loan Agreement will occur during the Fundraising Period (as extended hereby) unless Borrower admits in writing a general inability to pay its debts when due; provided that nothing herein shall be construed as limiting Agent’s or any Lender’s ability to provide notice of an Event of Default under Section 8.5(a) during the Fundraising Period if it determines, subsequent to the date of this letter, that Borrower is unable to pay its debts when due.

Borrower hereby acknowledges that, notwithstanding the terms of that certain Registration Rights Agreement, dated as of April 5, 2012, by and between Borrower and MCF (the “Registration Rights Agreement”), Borrower has not filed the “Resale Shelf Registration Statement” (as defined in the Registration Rights Agreement).  MCF hereby agrees that, without the prior written consent of Borrower, MCF will not, during the period commencing on the date hereof and ending on the date that is ninety (90) days after the Fundraising Termination Date, make any demand for or exercise any right under the Registration Rights Agreement to require Borrower to file the Resale Shelf Registration Statement.

In further consideration of the execution of this letter agreement by Agent and the Lenders, the Releasors each forever release the Releasees from any and all Claims that Releasors may have against the Releasees which arise from or relate to any actions which the Releasees may have taken or omitted to take prior to the date of this letter agreement including, without limitation, with respect to the Obligations, any Collateral, the Loan Documents, or any third parties liable in whole or in part for the Obligations.  This provision shall survive and continue in full force and effect whether or not (i) Borrower shall satisfy all other provisions of the Loan Documents, including payment in full of all Obligations, (ii) the Second Amendment otherwise is terminated, or (iii) the agreements of Agent and the Lenders under Section 4(a) of the Second Amendment cease pursuant to the terms of the Second Amendment, as modified by this letter agreement.

Releasors hereby agree to indemnify and hold the Releasees harmless with respect to any and all liabilities, claims, obligations, losses, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by the Releasees, or any of them, whether direct, indirect or consequential, as a result of or arising from or relating to any proceeding, whether threatened or initiated, asserting any claim for legal or equitable remedy under any statutes, regulations or common law principles arising from or in connection with the negotiation, preparation, execution, delivery, performance, administration and enforcement of the Loan Documents, this letter agreement or any other document executed in connection herewith.  The foregoing indemnity shall survive the payment in full of the Obligations and the termination of the Loan Documents.

Except as expressly modified hereby, the Second Amendment and the other Loan Documents (including, without limitation, the Loan Agreement) are hereby ratified and confirmed by the parties hereto and remain in full force and effect in accordance with the terms thereof.  Nothing in this letter agreement shall be deemed to modify, amend or supplement anything contained in the Second Amendment or the other Loan Documents, or be deemed to be a waiver of any right, power or remedy of Agent or Lenders under the Second Amendment or the other Loan Documents, or be deemed to be a waiver of any Default or Event of Default.  Agent and the Lenders party hereto have granted the extension set forth in this letter agreement in this particular instance and in light of the facts and circumstances that presently exist, and the grant of such extension shall not constitute a course of dealing or impair Agent’s or any Lender’s right to withhold a similar request in the future.

In accordance with the terms of the Loan Agreement, Borrower agrees to pay all reasonable fees, costs and expenses incurred by Agent and the Lenders in connection with the preparation, execution and delivery of this letter.

This letter agreement shall constitute a Loan Document.  Please counter-sign this letter agreement below to indicate your consent and agreement to the terms and conditions set forth herein.

(Signature pages follow.)

Sincerely,

MIDCAP FINANCIAL SBIC, LP,
a Delaware limited partnership, as Agent and Sole Lender
By:        MIDCAP FINANCIAL SBIC GP, LLC, a Delaware limited liability company
Its:        General Partner
        By:        Luis Viera (SEAL)
s/ Luis Viera
Authorized Signatory

ACCEPTED AND AGREED AS OF THE 1ST OF MARCH, 2013, BY:
BORROWER:	POLYMEDIX, INC., a Delaware corporation By: Edward F. Smith (SEAL) s/ Edward F. Smith Acting President, Chief Financial Officer and Secretary
POLYMEDIX PHARMACEUTICALS, INC., a Delaware corporation By: Edward F. Smith (SEAL) s/ Edward F. Smith Acting President, Chief Financial Officer and Secretary